UNITED STATES
                SECURITIES EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           FORM 8-K

                        CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2002

                    REDCELL POWER CORPORATION
                      f/k/a Infobooth, Inc.
     (Exact name of registrant as specified in its charter)


      Delaware                             13-4067173
----------------------                 ------------------
State of Incorporation                 IRS Employer ID No.

1250-999 West Hastings
Vancouver, British Columbia                 V6C 2W2
--------------------------------          -----------
Address of principal Executive Offices      Zip Code

Registrant's Telephone Number    (604) 605-8852

Item 1.  Changes in Control of Registrant

On May 23, 2002, the Company acquired 100,000 shares of common stock, $1.00 par value, of Redcell Canada Inc., (hereinafter "Redcell") a company incorporated under the laws of the province of Alberta.

The acquisition was consummated by the execution of an Acquisition Agreement dated May 7, 2002. The shares acquired by the Company represented one hundred (100%) percent of all of Redcell's then currently issued and outstanding common stock in a tax free stock-for-stock acquisition. The aggregate purchase price paid by the Company for the Redcell common shares was 8,000,000 newly issued shares of post-reverse split shares of voting common stock of the Company, $0.001 par value. These shares will be issued to the sellers of the Redcell shares subsequent to a 1 for 10 reverse split by the Company of its voting common stock. Additionally, pursuant to the terms of the Acquisition Agreement the sum of 257,501 shares of common stock of the company, held by the previous majority shareholders of the company, shall be canceled.

As a result of the foregoing transaction, there was a change in control of the company to the shareholders of Redcell. The shareholders of Redcell now hold approximately 99% of the outstanding shares of common stock of the company. Furthermore, Messrs. Shane Henty Sutton, David Sutton and Peter Moulinos have resigned as directors of the Company and Messrs. Cameron King and Johannes Retief have been appointed as directors. The resigning directors have no disagreement with the registrant and have resigned as a normal course of change of control.


Item 2.  Acquisition or Disposition of Assets

On May 23, 2002, the Company acquired 100,000 shares of common stock, $1.00 par value, of Redcell Canada Inc., (hereinafter
"Redcell") a company incorporated under the laws of the province of Alberta.

The acquisition was consummated by the execution of an Acquisition Agreement dated May 7, 2002. The shares acquired by the Company represented one hundred (100%) percent of all of Redcell's then currently issued and outstanding common stock in a tax free stock-for-stock acquisition. The aggregate purchase price paid by the Company for the Redcell common shares was 8,000,000 newly issued shares of post-reverse split shares of voting common stock of the Company, $0.001 par value. These shares will be issued to the sellers of the Redcell shares subsequent to a 1 for 10 reverse split by the Company of its
voting common stock.   Additionally, pursuant to the terms of the
Acquisition Agreement the sum of 257,501 shares of common stock of the company, held by the previous majority shareholders of the company, shall be canceled.

As a result of the foregoing transaction, there was a change in control of the company to the shareholders of Redcell. The shareholders of Redcell now hold approximately 99% of the outstanding shares of common stock of the company. Furthermore, Messrs. Shane Henty Sutton, David Sutton and Peter Moulinos have resigned as directors of the Company and Messrs. Cameron King and Johannes Retief have been appointed as directors. The resigning directors have no disagreement with the registrant and have resigned as a normal course of change of control.

There was no material relationship between the Company and Redcell prior to the acquisition by the company of the Redcell shares.


Item 5.  Other Events and Regulation FD Disclosure.

Control of the company has now passed to the shareholders of Redcell. The company shall now adopt the business plan of Redcell and proceed with the business operations of Redcell. Additionally, the company has changed its name to "RedCell Power Corporation" and shall file an amendment to its certificate of incorporation reflecting the name change.

RedCell seeks to market and distribute quality portable power batteries, such as alkaline, photo lithium, watch, calculator, hearing aid and cordless telephone batteries, through strategic partnerships secured by RedCell with premier associations and well known entities. Redcell will seek to have its batteries produced by quality manufacturer who shall in turn allow Redcell to distribute these power products bearing the Redcell name and logo. Without the overhead associated with the manufacture of power products, RedCell believes it will be able to offer packages, which contain more product than competitors, at the same price point.

RedCell owns or has rights to various trademarks, copyrights and trade names used in its business, including the following:
RedCell, RedCell Batteries, RedCell.com, "Power of Performance".

Redcell currently has strategic marketing partnerships with NASCAR, the Dallas Cowboys, and Mattel products, which are all well known US household associations and entities, and which Redcell believes shall allow for a cross-branding of products and allow Redcell the opportunity to obtain brand name recognition and demand for its products through these partnerships. RedCell shall also seek to develop further strategic partnership to market and distribute its power batteries. The goal shall be to market these products to the public, bearing both the RedCell brand name and the strategic partner's name, to consumers who are loyal to the strategic partner and who shall benefit from the use of RedCell's quality portable power batteries.

RedCell shall outsource its warehousing and distribution of its products to Warehousing Services Incorporated ("WSI"), which shall provide all shipping, storing and receiving services. WSI shall provide a sophisticated Product Control System, which will interface directly with RedCell accounting and inventory systems.

RedCell maintains a United States office, located at 3875
Industrial Avenue, Hemet, California 92545, and a Canadian office
1250-999 West Hastings Street, Vancouver, British Columbia V6C
2W2.

President and Chief Executive Officer of RedCell is Mr. Cameron King. He has previously held senior positions at the Bank of Nova Scotia before joining Durex Camline Wear Technology as President. Here he obtained significant sales and marketing experience.

Chief Operating Officer is Dr. Jannie Retief. He is a former director for Langeberg Foods International, a prominent UK based exporter to over fifty countries worldwide. He has held the Chief Executive Officer position at a UK wine wholesaler and the Marketing and Sales Director role at KWV, one of the largest wine and spirit producers in the world.



Item 7.   Financial Statements and Exhibits

At this time, it is impracticable to provide the required financial statements for RedCell Power Corporation. The Company however expects to file such financial statements as an amendment to this Form as soon as practicable, but not later than sixty
(60) days after the report on this Form is to be filed.

A copy of the Acquisition Agreement between the Company and Redcell Canada Inc., is attached hereto as an exhibit.

SIGNATURES

In accordance with the requirements of the Securities Exchange
Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: May 29, 2002
RedCell Power Corporation
(Registrant)

/s/ Cameron King
President and Chief Executive Officer